Exhibit 10.34

INDEMNIFICATION AGREEMENT

This Agreement is made as of the 13th day of March 2003, by and between Transkaryotic Therapies, Inc., a Delaware corporation (the “Corporation”), and Daniel E. Geffken (the “Indemnitee”), an officer of the Corporation.

WHEREAS, it is essential to the Corporation to retain and attract as directors and officers the most capable persons available, and

WHEREAS, the substantial increase in corporate litigation subjects directors and officers to expensive litigation risks at the same time that the availability of directors’ and officers’ liability insurance has been severely limited, and

WHEREAS, it is now and has always been the express policy of the Corporation to indemnify its directors and officers, and

WHEREAS, the Indemnitee does not regard the protection available under the Corporation’s Certificate of Incorporation, as amended to date, and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as an officer without adequate protection, and

WHEREAS, the Corporation desires the Indemnitee to serve, or continue to serve, as an officer of the Corporation.

NOW THEREFORE, the Corporation and the Indemnitee do hereby agree as follows:

1.             Agreement to Serve.  The Indemnitee agrees to serve or continue to serve as an officer of the Corporation for so long as the Indemnitee is duly elected or appointed or until such time as the Indemnitee tenders a resignation in writing.

2.             Indemnification and Advancement.  Indemnitee shall be, and is entitled to all the benefits of indemnification set forth in Article VIII of the Certificate of Incorporation of the Corporation, including without limitation provisions concerning advancement of attorneys fees and related expenses, in effect at the time this Indemnification Agreement is executed.

3.             Selection of Counsel for Certain Matters.  With regard to proceedings, inquiries or investigations, if any, involving government agencies and self-regulatory organizations, including but not limited to congressional committees, sub-committees or staff, the U.S. Securities and Exchange Commission, the U.S. Food and Drug Administration, the U.S. Department of Health and Human Services and the NASD, Indemnitee has selected Ropes & Gray as his counsel for all such matters and the execution of this Indemnification Agreement by the Corporation shall constitute ratification of Indemnitee’s selection of independent counsel for these purposes and an acknowledgement of the Corporation’s intent to advance payments for attorneys’ fees and expenses to the Indemnitee to the extent provided  under all relevant authority including Article VIII of the Certificate of Incorporation and Delaware law.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRANSKARYOTIC THERAPIES, INC.

By:	/s/	Michael J. Astrue

Name:	Michael J. Astrue

Title:	President and Chief
Executive Officer

INDEMNITEE:

	/s/	Daniel E. Geffken

Name:	Daniel E. Geffken
Title:	Senior Vice President, Finance and
Chief Financial Officer